                                  EXHIBIT 2.1

Stock Purchase Agreement dated September 5, 1997 by and among the Registrant and the holders of the outstanding capital stock of Innovative Medical Machines International, S.A.

                            STOCK PURCHASE AGREEMENT



         THIS AGREEMENT is made and entered into this fifth day of September
1997,

By:

INTEGRATED SURGICAL SYSTEMS, Inc., a company registered under the laws of Delaware, United States of America, having its headquarters at 829, West Stadium Lane, Sacramento, California, 95834, United States of America, represented by its President and Chief Executive Officer, Mr. Ramesh Trivedi (hereinafter the "Buyer"), on the one hand,

And:

- Mrs. Farideh DANEL, a French citizen, residing at Chemin des Bouts, 38330 Saint Ismier, France,

- Mr. Francois DANEL, a French citizen, residing at Chemin des Bouts, 38330 Saint Ismier, France,

- Mr. Gerard HASCOET, a French citizen, residing at 10, avenue du Colonel Bonnet, 75016 Paris, France,

- Mr. Jerome LEBON, a French citizen, residing at 6, rue Emile Zola, 69002 Lyon, France

- Mr. Jean-Luc BOULNOIS, a French citizen, residing at 17 Scott Road, MA 02173 Lexington, USA,

- Mr. Fernand BADANO, a French citizen, residing at 4, allee Marcel Achard, 69100 Villeurbanne, France,

- Mr. Pierre WUERGLER, a Swiss citizen, residing at c/o Credit Suisse, Paradeplatz 8, 8070 Zurich, Switzerland, duly represented by Mr. Georges-Henri Meylan, pursuant to the power of attorney attached as Annex A,

- Mr. Georges-Henri MEYLAN, a Swiss citizen, residing at Route du Ruisseau 1, 1348 Le Brassus, Switzerland,

- Mr. Enzo FILIPPINI, a Swiss citizen, residing at 6803 Camignolo, Switzerland, duly represented by Mr. Georges-Henri Meylan, pursuant to the power of attorney attached as Annex A,

- Mr. Pierre Angelo BOTTINELLI, a Swiss citizen, residing at Chemin des Trembles, 1261 Genolier, Switzerland, duly represented by Mr. Georges-Henri Meylan, pursuant to the power of attorney attached as Annex A,

- Mr. Gulio MERLANI, a Swiss citizen, residing at Via Alla Chiesa, 6932 Breganzona, Switzerland, duly represented by Mr. Georges-Henri Meylan, pursuant to the power of attorney attached as Annex A,

- Mr. Serge TSCHOPP, a Swiss citizen, residing at avenue des Cerisiers 45, 1009 Pully, Switzerland, duly represented by Mr. Georges-Henri Meylan, pursuant to the power of attorney attached as Annex A,

- Mr. Raymond BORNAND, a Swiss citizen, residing at Chemin du Cret 12, 1110 Morges, Switzerland, duly represented by Mr. Georges-Henri Meylan, pursuant to the power of attorney attached as Annex A,

- Mr. Jacques-Louis AUDEMARS, a Swiss citizen, residing at Valneige, 1348 Le Brassus, Switzerland, duly represented by Mr. Georges-Henri Meylan, pursuant to the power of attorney attached as Annex A,

- Mr. Mohamed DIAB, a Swiss citizen, residing at 11 Chemin des Pecheurs, Vouvry, Switzerland,

- GEMED SA, a Swiss societe anonyme, having its registered address at Route de France 16, 1348 Le Brassus, Switzerland, with registered capital of 100,000 Swiss francs, and registered with the Commerce Registry under the number 3/173 represented by Mr. Georges-Henri Meylan, Chairman of the board of directors and by Mr. Pierre Dubois, Director, both duly empowered to enter into this Agreement pursuant to a decision of the board of directors of August 7,1997

(hereinafter defined as the "Sellers" and in Article 1 as the "Shareholders of IMMI"),

                                                          on the other hand.



         WHEREAS, the Sellers are the owners of (i) twenty five thousand two hundred and twenty five (25,225) shares, (ii) four thousand seven hundred and eighty nine (4,789) warrants ("bons de souscription"), and (iii) two thousand one hundred and forty three (2,143) convertible debentures ("obligations convertibles en actions") of IMMI, a French societe anonyme having its registered office at

Universite Claude Bernard - rue Guillaume Paradin - 69372 Lyon Cedex, with registered capital of 3,581,950 French francs, and registered at the Register of Commerce and Companies of Lyon under the number B 392 277 828 (hereinafter the "Company").


         As of the date of this Agreement, the sole and exclusive owners of all the shares, warrants and convertible debentures of the Company are the Sellers listed hereinafter:


-----------------------------------------------------------------------------------------------
                                                                      NUMBER OF
                                NUMBER OF          NUMBER OF         CONVERTIBLE
          SELLERS                 SHARES           WARRANTS          DEBENTURES           TOTAL
-----------------------------------------------------------------------------------------------
Mme Farideh DANEL                  4187                                                    4187
-----------------------------------------------------------------------------------------------
M. Francois DANEL                  3279                                                    3279
-----------------------------------------------------------------------------------------------
M. Gerard HASCOET                  6342              3732                                 10074
-----------------------------------------------------------------------------------------------
M. Jerome LEBON                    1761                                                    1761
-----------------------------------------------------------------------------------------------
M. Jean-Luc BOULNOIS               1491                                                    1491
-----------------------------------------------------------------------------------------------
M. Fernand BADANO                   282                                                     282
-----------------------------------------------------------------------------------------------
GEMED SA                           4175               565                1144              5884
-----------------------------------------------------------------------------------------------
M. WUERGLER                         994               135                 273              1402
-----------------------------------------------------------------------------------------------
M. Georges Henri MEYLAN             457                52                 106               615
-----------------------------------------------------------------------------------------------
M. Enzo FILIPINI                    386                52                 106               544
-----------------------------------------------------------------------------------------------
M. P.A. BOTINELLI                   386                52                 106               544
-----------------------------------------------------------------------------------------------
M. MERLANI                          386                52                 106               544
-----------------------------------------------------------------------------------------------
M. S. TSCHOPP                       386                52                 106               544
-----------------------------------------------------------------------------------------------
M. R. BORNAND                       386                52                 106               544
-----------------------------------------------------------------------------------------------
M. Jacques-Louis                    232                31                  63               326
 AUDEMARS
-----------------------------------------------------------------------------------------------
M. Mohammed DIAB                     95                14                  27               136
-----------------------------------------------------------------------------------------------

                  TOTAL           25225              4789                2143             32157
-----------------------------------------------------------------------------------------------



         The Sellers' shares, warrants and convertible debentures are hereinafter collectively referred to as the "Shares". The Sellers wish to sell and the Buyer agrees to buy all of the Shares subject to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, THE PARTIES HERETO AGREE AS
FOLLOWS:

                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

         1.1. Shares to be Sold. At the Date of Closing (as hereinafter defined) the Sellers shall sell and transfer all the Shares to Buyer, and Buyer shall purchase and accept all the Shares from Sellers. At the Date of Closing, the Shares shall constitute all of the issued and outstanding capital stock of the Company.

         1.2 Purchase Price for the Shares - Payment. The aggregate purchase price for the Shares shall be paid by delivery of six hundred nineteen thousand three hundred and fifty five (619,355) shares of Buyer's common stock, with a par value of 0,01 US dollars (the "Purchase Price Shares"). The Purchase Price Shares has been determined based on the quoted price at Nasdaq of the shares of Buyer's common stock at the close of the trading day on July 10, 1997 of 7.75 US dollars a share.

         Buyer will issue the Purchase Price Shares to Sellers in an offering to be made in accordance with the terms of Regulation S promulgated under the United States Securities Act of 1933, as amended (the "Act") or Section 4(2) of the Act or other applicable exemptions from registration.

         After issuance of the Purchase Price Shares on the Date of Closing, they will be immediately freely tradeable outside the United States (subject to the securities laws of jurisdictions other than the United States) and tradeable in the United States after the Date of Closing in accordance with the United States securities laws as provided below.

         The Buyer undertakes to file a Registration Statement on Form S-3 (or such other form as may be needed in accordance with the applicable rules of the Securities and Exchange Commission) with the Securities and Exchange Commission on November 21, 1997, or as soon thereafter as is practicable, for the registration on behalf of the Sellers of 619,355 shares of capital stock of Buyer. In addition to the Registration Statement on Form S-3 permitting the Shareholders of IMMI to sell shares of capital stock of Buyer upon the effectiveness, said Shareholders of IMMI who are foreign persons may sell shares of capital stock of Buyer notwithstanding the foregoing, subject to Regulation S promulgated under the Securities Act of 1933, as amended (the "Act"), which permits sales for 40 days, provided such sales are not otherwise deemed to constitute part of a distribution. For a period of eighteen months following the Date of Closing, the Shareholders of IMMI may only sell shares of capital stock of Buyer received by said Shareholders of IMMI in the aggregate as follows:

         (i) during the first quarter following the Date of Closing - 50,000 shares;

         (ii) during the second quarter following the Date of Closing - 50,000 shares plus 1% of the total shares of capital stock of Buyer traded on the Nasdaq Stock Market, during the first quarter;

         (iii) during the third quarter following the Date of Closing - 75,000 shares plus 1% of the total shares of capital stock of Buyer traded on the Nasdaq Stock Market during the second quarter;

         (iv) during the fourth quarter following the Date of Closing - 100,000 shares plus 1% of the total shares of capital stock traded on the Nasdaq Stock Market in the third quarter, and

         (v) during the fifth quarter following the Date of Closing - 100,000 shares plus 1% of the total shares of capital stock traded on the Nasdaq Stock Market in the fourth quarter, and

         (vi) during the sixth quarter following the Date of Closing - 100,000 shares plus 1% of the total shares of capital stock traded on the Nasdaq Stock Market in the fifth quarter.

         After the sixth quarter, the Shareholders of IMMI may sell shares of Buyer subject to Rule 144 of the Act (as in effect as of the date hereof) for a period of six months thereafter and, after two years from the Date of Closing, the Shareholders of IMMI may sell the balance of the shares owned by them of Buyer pursuant to Rule 144(k) of the Act (as in effect as of the date hereof).

         1.3. Closing. The Closing (the "Closing") shall take place on the date hereof (the "Date of Closing") at the offices of GEMED, Route de France 16, 1348 Le Brassus, Switzerland.

         1.4. Deliveries by Sellers. At the Closing, the Sellers shall deliver the following to the Buyer:

                  (a) Transfer deed of Shares (the "Ordres de mouvement") signed by the Sellers, (including the shares ("actions"), convertible debentures ("obligations convertibles") and warrants ("bons de souscription"));

                  (b) The minutes of the meeting of the Board of Directors of the Company approving this Agreement and the Buyer as transferee of the Shares in compliance with article 11.2 of the by-laws of the Company (Board minutes of August 11, 1997), and other actions the Buyer may reasonably request;

                  (c) The resignation, effective as of the Date of Closing of all directors of the Company (save for Mr. Hascoet), and of all Directors and Officers of Innovative Medical Machines International, Inc., without any payment nor indemnity;

                  (d) A release certificate by Bank San Paolo of any pledge on the Shares of Mr. Jerome Lebon;

                  (e) A waiver, duly signed by all the Sellers, to all accrued interest as of the Date of Closing on all convertible debentures issued by the Company;

                  (f) The written agreements of banks "Societe Generale" and "Banque Populaire Du Dauphine Et Des Alpes Du Sud" undertaking to release the Company of the joint pledge of second rank on the going business ("fonds de commerce") of the Company given on July 10, 1996, subject to the remittance by the Buyer of the surety agreements referred to in Article 1.5.2, and instructing the public notary ("notaire") to carry out all legal formalities to effect these releases;

                  (g) The written agreement of bank "Societe Generale" releasing the Company of the pledge of third rank on the going business ("fonds de commerce") of the Company given on March 24, 1997, subject to the remittance by the Buyer of the surety agreement referred to in Article 1.5.2; and instructing the public notary ("notaire") to carry out all legal formalities to effect this release;

                  (h) The letter of the Company, sent by registered mail, notifying Anvar of the the proposed sale of the Shares of the Company to the Buyer;

                  (i) The legal opinion of Counsel of the Sellers in the form attached as Annex 1.4 (j);

                  (j) The following financial statements in conformity with Regulation S-X promulgated under the Securities Act of 1933, as amended: balance sheet at December 31, 1996; statements of income, cash flows and changes in stockholders' equity for years ended December 31, 1996 and December 31, 1995; balance sheet at June 30, 1997; statements of income, cash flows and changes in stockholders' equity for the six month period ended June 30, 1997;

                  (k) The written agreement between the Sellers terminating any shareholders' agreement which may have existed, with effective date of termination on the date of Closing;

                  (l) The debt forgiveness agreement duly signed by Mr. Hascoet, Mr. Danel;

                  (m) The Registration Rights Agreement dated as of the date of this Agreement duly signed and executed by and among the Sellers and the Buyer.

         1.5. Deliveries by the Buyer.

         1.5.1.   At the Closing, the Buyer shall deliver to the Sellers:

                  (a) The Purchase Price Shares represented by the certificates for the 619,355 shares of capital stock of Buyer, bearing appropriate restrictive legends, which shall be delivered as follows to the
         Sellers:

                                       Number of shares of
         Sellers                      common stock of Buyer            Legends
         -------                      ---------------------            -------
- Mrs. Farideh DANEL                           80,643                   A   C
- Mr. Francois DANEL                           63,155                   A   C
- Mr. Gerard HASCOET                          194,028                   A   C
- Mr. Jerome LEBON                             33,917                   A   C
- Mr. Jean-Luc BOULNOIS                        28,717                   A   B
- Mr. Fernand BADANO                            5,431                   A   C
- Mr. Pierre WUERGLER                          27,003                   A   C
- Mr. Georges-Henri MEYLAN                     11,845                   A   C
 - Mr. Enzo FILIPINI                           10,478                   A   C
- Mr. Pierre Angelo BOTTINELLI                 10,478                   A   C
- Mr. Julio MERLANI                            10,478                   A   C
- Mr. Serge TSCHOPP                            10,478                   A   C
- Mr. Raymond BORNAND                          10,478                   A   C
- Mr. Jacques-Louis AUDEMARS                    6,279                   A   C
- Mr. Mohamed DIAB                              2,619                   A   C
- GEMED SA                                    113,328                   A   C

                         Total:               619,355

The certificates evidencing the Purchase Price Shares shall be endorsed with the following legends:

A: THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO A STOCK PURCHASE AGREEMENT DATED SEPTEMBER 5, 1997 AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT") OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAWS.

B: (FOR PURCHASE PRICE SHARES ISSUED PURSUANT TO THE EXEMPTION PROVIDED BY
SECTION 4(2) AND REGULATION D THEREUNDER:). THE SHARES HAVE BEEN ISSUED PURSUANT TO THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY
SECTION 4(2) AND REGULATION D PROMULGATED THEREUNDER. THEY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.

C: (FOR PURCHASE PRICE SHARES ISSUED PURSUANT TO REGULATION S:) THE SHARES HAVE BEEN ISSUED PURSUANT TO THE SAFE HARBOR PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. THE SHARES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S) UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                  (b) The Registration Rights Agreement dated as of the date of this Agreement duly signed and executed by and among the Buyer and the Sellers.


                  1.5.2.  At the Closing, the Buyer shall deliver to:

         (a) Bank "Societe Generale" and to Bank "Banque Populaire Du Dauphine Et Des Alpes Du Sud" two surety agreements ("cautionnement") to guarantee, in the event of default of the Company occurring after the Date of Closing, the reimbursement by the Company of two loans agreements each in a respective amount of FF 1,000,000 entered into by the Company in a single agreement dated July 10,1996.

         (b) Bank "Societe Generale" a a surety agreement ("cautionnement") to guarantee, in the event of default of the Company occurring after the Date of Closing, the reimbursement by the Company of a loan agreement in an amount of FF. 350,000 entered into by the Company on March 24,1997.



                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  The Sellers hereby jointly and severally make the representations and warranties set forth in this Article 2. For the purposes hereof, "knowledge of the Sellers" shall include matters known to any of the Sellers or the Company. When reference is made to any event, change or effect having a "Material Adverse Effect", this reference shall mean that this event, change or effect materially harms or is reasonably likely to materially harm the business, operations, prospects, assets (including intangible assets), liability (including contingent liabilities), financial situation or operation profits of the Company, or that this event, change or effect delays or is reasonably likely to delay or prevents or is reasonably likely to prevent the consumation of the transactions contemplated by this Agreement.

                  2.1. Corporate Organization. The Company is a societe anonyme duly organized and validly existing under French law. It has the corporate power and authority to own or lease its properties and to carry on its business in the manner in which it is currently conducted. Save for a wholly owned subsidiairy incorporated under the name Innovative Medical Machines Inc., registered under the laws of the State of Delaware United States, the Company does not, directly or indirectly, have any equity interest or other property interest in any company, joint venture, partnership, association or other entity. Complete and correct copies of the certificate of incorporation and by-laws (the "Constitutive Documents") are attached as Annex 2.1. The Company has not stopped making payments, declared a moratorium on payments of its debts, is not in bankruptcy or reorganization or liquidation, has not entered into an assignment for the benefit of its creditors and has not become subject to any reorganization procedure.

                  2.2. Authorization. The Sellers have the requisite capacity to enter into this Agreement and the other agreements to be executed and delivered by the Sellers pursuant hereto (the "Additional Sellers' Documents") and to carry out the transactions contemplated hereby and thereby. When fully executed and delivered, this Agreement and each of the Additional Sellers' Documents will constitute the valid and binding agreements of the Sellers, enforceable against the Sellers in accordance with their respective terms.

                  2.3. Capitalization. As of the date of this Agreement, the share capital of the Company is as set forth in the preamble to this Agreement. All the shares ("actions") have been validly issued and are fully paid, nonassessable and free of any lien, preemptive rights or other restrictions with respect thereto (save for the restriction enacted by article 11.2 of the by-laws of the Company concerning the prior consent of the board of the directors for the sale of shares "actions" to a non-shareholder). All the warrants and convertible debentures ("bons de souscription en actions", and "obligations convertibles an actions") have been validly issued, have not been converted into shares ("actions") and are nonassessable and free of any lien, preemptive rights or other restrictions with respect thereto. The Shares are held by the Sellers as set out in the table in the preamble to this Agreement. There is no agreement or commitment which could result in the Company having to purchase, amortize, issue or transfer the Shares of the Company in any manner whatsoever.

                  2.4. Ownership of Shares. On the Date of Closing, the Buyer will acquire all rights to the Shares free of any liens, pledges, charges or encumbrances. No Seller has granted any rights to any individual or entity to purchase any of the Shares.

                  2.5. Consents and Approvals; Non-Contravention. Neither the execution, delivery or performance of this Agreement or of any related documents, nor the consummation by the Company or the Sellers of the transactions contemplated hereby or thereby, nor compliance by the Company or the Sellers with any of the provisions hereof or thereof:

                  (a) violates any provision of the Constitutive Documents or any applicable law or regulation,

                  (b) With the exception of Anvar as provided in Article 1.4(i), requires on the part of the Sellers any filing with, or permit, authorization, consent or approval of, any court, trustee in bankruptcy ("administrateur judiciaire"), administrative or other authority (a "Governmental Entity"),

                  (c) With the exception of Anvar as provided in Article 1.4(i), require, in accordance with the terms of any contract, lease or other agreement to which the Sellers or the Company is a party, any consent, approval or authorization,

                  (d) violate any judicial or arbitral decision, any law or regulation or contractual provision applicable to the Sellers or the Company, or

                  (e) result in a violation of any agreement or result in the termination, modification, cancellation, loss of a benefit, or result in the creation or imposition of any lien upon any of the respective properties or assets of the Sellers or the Company.

                  2.6. Financial Statements. (i) The balance sheet of the Company as at March 31, 1997, duly audited and certified by the statutory auditor of the Company, which has been delivered to Buyer and which is attached as Annex 2.6 is complete, sincere and true and prepared in accordance with generally applicable accounting principles in France and accurately reflects the asset and liability situation of the Company at the date and the period indicated, and (ii) the interim unaudited balance sheet of the Company as of June 30, 1997 which has been delivered to Buyer and which is attached as Annex
2.6 is complete, sincere and true and prepared in accordance with United States generally accepted accounting principles ("GAAP") and accurately reflects the asset and liability situation of the Company at the date and the period indicated.

The balance sheet of the Company as at March 31, 1997 and the interim unaudited balance sheet of the Company as at June 30, 1997 are collectively referred to as the "Financial Statements".

                  2.7. Interim Change. Since July 1st, 1997, the Company has not engaged in any business or transaction other than in the ordinary course of business. In particular (but without this list being exclusive):

                  (a) the Company has not suffered any change, nor has there arisen any event, having or which could reasonably be expected to have a Material Adverse Effect;

                  (b) the Company has not forgiven or canceled any debts or claims or waived, released or relinquished any contract right or any other rights of its business;

                  (c) the Company has not consented to, or has not had imposed on it, any liens;

                  (d) the Company has not suffered any damage, destruction or loss of property, whether or not covered by insurance, which had or could reasonably be expected to have a Material Adverse Effect;

                  (e) the Company has not accelerated the collection of, granted any discounts with respect to or sold or assigned to third parties any accounts receivable or delayed the payment of any payables or, other than in the ordinary course of business and consistent with past practice, had any reason to write off as uncollectable any accounts receivable or any portion thereof;

                  (f) the Company has not assumed any loan, directly or indirectly, or incurred or guaranteed any obligation with regards to a loan, or made any loans, advances or capital contributions to, or investment in, any other individual, corporation, partnership, joint venture, association, organization or other entity (a "Person"),

                  (g) pledged or subjected to any lien, sold, assigned or transferred any asset except for sales of inventory in the ordinary course of business and consistent with past practice;

                  (h) the Company has not increased in any manner the wages, salaries, bonuses, pension plans, retirement allocations or other allocations of any officer, employee or other person,

                  (i) the Company has not entered into any pension plan, profit-sharing, bonus, severance pay, or other plan, agreement or arrangement relating to retirement or other benefits,

                  (j) the Company has not entered into any employment or consulting agreement with any person,

                  (k) the Company has not amended any plan, agreement or arrangement in effect as of the date hereof;

                  (l) the Company has not been the target of any work stoppage or other labor difficulty;

                  (m) the Company has not made any investment in any business, company, partnership, association or other entity.

                  (n) the Company has not entered into any agreement, contract or commitment, with respect to the manufacture of any product of the Company or any update or derivative thereof (collectively, the "Products");

                  (o) the Company has not declared, paid or set aside for payment any dividend or other distribution;

                  (p) the Company has not made any change in its accounting principles or methods, except as may have been required by a change in generally accepted accounting principles in France;

                  (q) the Company has not issued any share or other securities other than the Shares.

                  2.8. No Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements, and obligations under agreements, commitments or contracts entered into, in the ordinary course of business, the Company has not incurred any liabilities or obligations of any nature (whether or not accrued).

                  2.9. Litigation. There is no claim, action, suit, inquiry or investigation by or before any judicial entity pending or, to the knowledge of the Sellers, threatened against or involving the Company or affecting any of its assets. There is no basis known to the Sellers for any such claim, action, suit, inquiry, or investigation.

                  2.10. No Violation.

                  (a) The Sellers and the Company have always been in full compliance with the by-laws of the Company.

                  (b) The Sellers and the Company have always been in full compliance with (i) all legal regulations applicable to the Company and (ii) all judicial decisions related thereto,

                  (c) The Sellers and the Company have not breached any obligations with regard to any contract or agreement irrespective of its purpose.

                  (d) The Company has all authorizations (from Governmental Entities and other authorities) necessary to : (i) enable it conduct its business as currently conducted and, if necessary (ii) to enter into all transactions contemplated by this Agreement.

                  2.11. Title to Assets. The Company does not own any real property assets. With the exception of the liens listed in the two Certificates of recordation of liens delivered by the Commercial Courts of Lyon and Grenoble, attached as Annex 2.11, the Company has good and marketable title, free and clear of all liens, of all assets, rights, trademarks, trade names, licenses and properties, which are used in the conduct of the business conducted by the Company (the "Assets"). The Company has valid and enforceable leases or licenses, as the case may be, with respect to the Assets consisting of property that is leased or licensed to the Company, and there does not exist any default on the part of the Company under such leases or licenses. Since inception, the Company has validly entered into and, as the case may be, has validily and legally terminated any lease agreement used for carrying on its business activities.

                  2.12. Intellectual and Industrial Property.

                  (a) A true and complete list of all the Company's industrial and intellectual property rights, including tradenames, trademarks and patents (collectively, "Intellectual and Industrial Property") owned by, or licensed to the Company is contained in Annex 2.12. Such Annex 2.12 also provides a copy of all the certificates of recordations for the Intellectual and Industrial Property, the States in which these registrations are issued and the States where applications concerning Intellectual and Industrial Property are pending on the date hereof. The Intellectual and Industrial Property described in Annex
2.12 constitutes all Intellectual and Industrial Property necessary to operate the Company's business. The Intellectual and Industrial Property is duly and validly registered under the Company's name and all fees for recordation or renewal have been timely paid by the Company.

                  (b) The Company has the sole and exclusive right to use, sell, license, dispose of or bring actions for the infringement of its rights to the Intellectual and Industrial Property as utilized in its business; there are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of ownership, use, licensure, sale or disposition of any Intellectual and Industrial Property.

                  (c) There are no license agreements, commitments or guaranteed royalty or fee payments with respect to Intellectual and Industrial Property. The Closing of the transaction contemplated hereby will not in any way impair the right of the Company to use, sell, license or dispose of, or any portion thereof, or to bring any action for the infringement of any of such rights to the Intellectual and Industrial Property.

                  (d) None of the former or present employees or officers of the Company hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual and Industrial Property which the Company currently owns or which is necessary for the business of the Company; no former or present employees, officers or directors of the Company or any other third party has asserted any moral rights claim with respect to the Intellectual and Industrial Property.

                  (e) There is no pending or threatened claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of any Intellectual and Industrial Property nor, to the knowledge of the Sellers, is there a valid basis for any such claim, nor has the Company received any notice asserting that the proposed use, sale, license or disposition by the Company of any Intellectual and Industrial Property conflicts or will conflict with the rights of any other party, nor is there, to the knowledge of the Sellers, a valid basis for any such claim or assertion.

                  (g) There are no allegations by any third party that the Company has infringed any copyright, patent, trademark, trade name or misappropriated or misused any invention, patent, trade secret or other proprietary information entitled to legal protection, and the Company has not asserted any claim of infringement, misappropriation or misuse.

                  2.13. Contracts and Commitments.

                  (a) All material contracts and agreements of the Company (whether written or oral), corresponding to the criteria noted hereinbelow ("Material Contracts") are attached or described in Annex 2.13.

                      (i) all contracts or agreements in an amount greater than 100,000 francs in which the Company is the creditor or the debtor;

                      (ii) all contracts or agreements with a duration greater than one year (save for employment contracts);

                      (iii) all license and other agreements with respect to any Intellectual and Industrial Property;

                      (iv) distribution, lease, license, joint venture, representation or manufacturing agreements that can only be terminated with a notice period of 30 days or more;

                      (v) any agreement, contract or engagement containing a non-competition clause;

                      (vi) all agreements, contracts or engagements regarding the acquisition of real estate or any participation in a company, partnership, joint venture or any other entity;

                      (vii) contracts or other commitments with any supplier containing any provision permitting any party other than the Company that is a party thereto to renegotiate the price or other terms, or containing any payback or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the contract when due or the occurrence of any other event;

                      (viii) credit agreements, financial obligations, guarantees of or agreements to acquire any such debt obligation of others or similar documents relating to indebtedness for borrowed money to which the Company is a party or by which any assets of the Company is bound, restricted or encumbered;

                      (ix) all agreements or contracts obliging the Company to reimburse, in whole or in part, any financial benefit, investment, subsidy granted by any public agency;

                      (x) all agreements or contracts granting bonuses or subsidies to the Company either in cash or in kind;

                      (xi) all employment, consulting and severance agreements, and settlement agreements in the case of termination or indemnification of employment contracts;

                      (xii) any agreement, or group of related agreements with the same party or any affiliates, under which the Company has leased or has agreed to lease any property;

                      (xiii) any other contract which is material to the business, operations or prospects of the Company or any other contract, instrument, commitment, plan or arrangement which has not been made in the ordinary course of business.

                  (b) Each Material Contract: (i) is valid and binding on the other party or parties thereto and is in full force and effect and (ii) after the Date of Closing shall continue in full force and effect without penalty or other adverse consequence arising solely from the consummation of the transactions contemplated by this Agreement. Neither the Company nor, to the best knowledge of the Sellers, any other party to any Material Contract is in breach of, or default under, any Material Contract.

                  (c) The Company duly and timely satisfies all the conditions provided in the agreements entered into with ANVAR on July 10, 1996 (one agreement) and on March 25, 1997 (two agreements), copies of which are attached in Annex 2.13 (c).

                  (d) With the exception of a loan agreement entered into with Banque Populaire on November 3, 1995, a loan agreement entered into with Banque Populaire and with Societe Generale on July 10, 1996 and a loan agreement entered into with Societe Generale on April 8, 1997 (all three loans being attached as Annex 2.13 (d)), the Company has not entered into any credit agreement or loan agreement with any financial institution or third party.

                  (e) With the exception of two ANVAR agreements of July 10, 1996 and March 24, 1997 and with the exception of a grant from COFACE granted on October 23, 1995 and attached in Annex 2.13 (e), the Company has not received any financial benefit, investment or subsidy granted by any public agency.

                  (f) The Company does not have outstanding contracts with respect to the employment of any officer, individual, employee, agent, consultant, adviser, salesperson, representative or other person on a full-time, part-time, contract or consulting basis which differs in any material respect from the requirements of applicable law including provisions with respect to termination indemnification. A copy of all the employment contracts of the employees of the Company as of the date hereof is attached in Annex 2.13 (f).

                  (g) With the exception of a lease agreement for office space located in Meylan, entered into with SCI Des Buclos (a copy of which is attached as Annex 2.13 (g)), which shall terminate on June 22, 1998, without indemnity or other responsibility on the part of the Company save for any rent payments which would be outstanding after the Date of Closing, the Company does not have any agreement with any of the Sellers or any affiliate of any Seller.

                  (h) Except as required by law, the Company does not have any pension, profit-sharing, bonus, severance pay, retirement, hospitalization, insurance, stock purchase, stock option or other benefit with or for the benefit of any of the Sellers nor with any third party to this Agreement (a "Benefit Plan").

                  (i) The Company does not have any employee on a fixed-term employment agreement and the Company has not entered into an agreement for the secondment of personnel with any of the Sellers or any affiliate of any Seller.

                  (j) the Company does not have any outstanding loan to any Seller or to any employee.

                  (k) The Company has not guaranteed any obligations of the Sellers or any other person. The Sellers have not guaranteed any obligations of the Company which would still be in effect after the Date of Closing.

                  (l) All shareholders agreements, voting agreement, pledge agreement, or sale-purchase agreements relating to the Shares and which have been in existence between certain Sellers before the Date of Closing shall become null and void on the Date of Closing and shall give rise to no claim or liability whatsoever whether against the Company or the Buyer.

                  (m) Any pledge agreement relating to the Shares and which have been granted by certain Shareholders of IMMI in favor of a third party shall be validly terminated on Date of Closing and shall give rise to no claim or liability whatsoever whether against the Company or the Buyer.

                  (n) The Company does not have any contract which is material to its business, operations or prospects or any other contract, instrument, commitment, plan or arrangement which has not been made in the ordinary course of business.

                  (o) Each Material Contract: (i) is valid and binding on the other party or parties thereto and is in full force and effect and (ii) after the Date of Closing of the transaction contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence arising solely from the consummation of the transactions contemplated by this Agreement. Neither the Company nor, to the best knowledge of the Sellers, any other party to any Material Contract is in breach of, or default under, any Material Contract.

                  (p) The Company is not restricted by any agreement from carrying on its business anywhere in the world.

                  2.14. Customers and Suppliers. Annex 2.14 sets forth a list of the largest customers of the Company in terms of sales for the six months ended

June 30, 1997 as well as a list of the ten largest suppliers of goods and materials to the Company. There has not been any adverse change in the business relationship of the Company with any customer or supplier since July 1st, 1997.

                  2.15. Insurance. The Company has valid insurance policies which adequately cover all the risks against which it is normal to insure considering the activities of the Company. There has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy . There are no outstanding past due premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company. Execution of this Agreement shall not entitle any of the insurers covered by this Article 2.15 to modify the terms of the insurance policies taken out by or on behalf of the Company.

                  2.16. Environmental Matters. The Company is not in breach of any environmental laws or regulations. The Company has received all required environmental approvals and there has been no claim made against the Company with respect to the violation of any environmental laws or regulations.

                  2.17. Taxes - Social security contributions.

                  (a) All tax and social security returns, declarations, reports, estimates, information returns, and statements (collectively, "Tax and Social Security Returns") required to be filed by the Company on or before the date hereof for all periods ending on or before the Date of Closing have been timely filed, and all such Tax and Social Security Returns are true, correct and complete.

                  (b) The Company has timely paid (or accrued in its accounts) all taxes and social security contributions due or claimed to be due by it by any taxing or social security authority in respect to periods (or any portion thereof) ending on or before the Date of Closing, and no failure in this regard may be attributed to it.

                  (c) No audit or other proceeding by any national or local court, governmental, regulatory, parafiscal, administrative or similar authority are presently pending with respect to any taxes or social security contributions of the Company.

                  (d) The Company is not a party to, or is bound by or has any obligation under, any tax-consolidation agreement or similar contract or arrangement.

                  2.18 Research and development tax credit. As of June 30, 1997, the research and development tax credit of the Company is as follows:

FRENCH FRANCS                 1994         1995          1996           TOTAL

Gross tax credit             208,366      516,085       508,842       1,233,293
Allowance                       --       (147,000)     (508,842)       (655,842)
-------------------------------------------------------------------------------
Net tax credit               208,366      369,085          --           577,451

The net tax credit of FF. 577,451 shall be accepted and paid by the French tax authorities.

                  2.19 Regulatory Authority. The Company has never been the subject of any inspection or investigation by a French or foreign regulatory authority and has never received any notice of deficiency by any regulatory authority (including but not limited to the French Ministry of Health, the Federal United States Food And Drug Administration, and the Japanese Ministry of Health ("Koseisho").

                  2.20 Sale of Neuromate. The Company is authorized to sell Neuromate product in the European Community, Japan and the United States and holds all regulatory authorizations to this effect under its own name, save for the regulatory authorization of Koseisho which has been granted to the exclusive distributor of the Company in Japan, IMATRON. All such authorizations are attached in Annex 2.20 to this Agreement. No further action must be taken by the Company to sell Neuromate product in any of the above jurisdictions or to maintain its right to sell Neuromate product or any improvements thereof in those jurisdictions.

                  2.21. Transactions with Affiliates. None of the Sellers has, directly or indirectly, (i) an interest in any entity which furnished or sold, or which furnishes or sells, services or products which the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person which purchases from or sells or furnishes to the Company any goods or services, with the exception of informal commercial relationships with Audemars Piguet for the purchases of components by the Company, which purchases are carried on from time to time at the discretion of the Company and on an arm's length basis.

                  2.22 Accounts Receivable. All receivables of the Company arose in the ordinary course of business and the aggregate amounts thereof are collectible (except to the extent reserved against as reflected in the Financial Statements) and are carried at values determined in accordance with French and US generally accepted accounting principles. None of the receivables is subject to any claim of offset, setoff or counterclaim and there are no facts or circumstances that would give rise to any such claim. No person has any lien, charge, pledge, security interest or other encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

                  2.23 Sellers' former shareholders' accounts ("compte courant"). As of the Date of Closing, any and all sums which could be due by the Company to the Sellers, whether or not registered in the shareholders' accounts ("compte courant") have been either reimbursed, set-off or forgiven and there exists no monies owed by the Company to the Sellers.

                  2.24 Minute Books. The minute books of the Company made available to counsel for Buyer contain all minutes since the Company's incorporation as normally kept in conformance with French law.

                  2.25 Entirety of Representations. The above representations and warranties are true, accurate and complete in all respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made not misleading.

                  2.26 Regulations Requirements. The Sellers acquiring Purchase Price Shares pursuant to Regulation S promulgated under the Act represent that are neither a United States citizen nor a United States resident and that the offer to acquire the Purchase Price Shares was not made in the United States.

                  2.27 Section 4(2) Requirements. With respect to Mr. Boulnois only, Mr. Boulnois represents and warrants to the Buyer as follows: (i) Mr. Boulnois is acquiring the Purchase Price Shares for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, and (ii) Mr. Boulnois has adequate net worth and means to provide for his current needs and contingencies and the financial capacity to sustain a complete loss of his investment in the Buyer.

                  2.28 Innovative Medical Machines International, Inc. The Sellers hereby jointly and severally represent and warrant that (i) the Company is the owner of two hundred (200) shares of Common Stock, par value $0.01 US dollars, of Innovative Medical Machines International, Inc., a Delaware corporation (the "Subsidiary"); (ii) the 200 shares of Subsidiary Common Stock held by the Company represents the total outstanding stock of the Subsidiary;
(iii) the Subsidiary is a corporation duly organized , validly existing and in good standing under the laws of the State of Delaware, United States, and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted;
(iv) the Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in the Commonwealth of Massachusetts, (v) the Subsidiary has applied for and received from the Food & Drug Administration of the United States Department of Health and Human Services a 510k premarket approval notice for the Neuromate, a product of the Company, and (iv) to the knowledge of the Sellers, there does not exist any circumstance or event involving the Subsidiary as of the Date of Closing that is likely to result in a Material Adverse Effect to the Company.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

                  The Buyer acknowledges that the Sellers required the Buyer to make the following representations and warranties as a determining condition of this Agreement, failing which the Sellers would not have accepted the Purchase Price Shares. Accordingly, the Buyer hereby represents and warrants to the Sellers as follows:

                  3.1. Corporate Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  3.2. Authorization. Buyer has the requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto (the "Additional Buyer's Documents") and to carry out the transactions contemplated hereby and thereby. When fully executed and delivered, this Agreement and each of the Additional Buyer's Documents will constitute the valid and binding agreements of Buyer, enforceable against it in accordance with their respective terms.

                  3.3. Consents; Due Execution; Delivery and Performance of the Agreement. The Buyer's execution, delivery and performance of this Agreement (a) has been duly authorized under Delaware law by all requisite corporate action by the Buyer, (b) will not violate any law or the Restated Certificate or Restated By-laws of the Buyer or any other corporation of which the Buyer owns at least 50% of the outstanding voting stock (a "Buyer Subsidiary") or any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Buyer or any Buyer Subsidiary is a party or by which any of their respective properties or assets is bound as of the Date of Closing or
(c) require any consent by any person under, constitute or result (upon notice or lapse of time or both) in a breach of any term, condition or provision of, or constitute a default or give rise to any right of termination or acceleration under any such indenture, mortgage, agreement, contract or other material instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature whatsoever, upon any properties or assets of the Buyer or any Buyer Subsidiary. Upon its execution and delivery, and assuming the valid execution thereof by the Sellers, the Agreement will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.4. Authorized Capital Stock. As of the Date of Closing, the authorized capital stock of the Buyer consists of (a) 15,000,000 shares of common stock, $0.01 par value per share, of which on September 5, 1997 3,366,956 shares were validly issued and outstanding, fully paid and non-assessable, (b) 1,000,000 shares of undesignated preferred stock, $0.01 par value per share, none of which are issued and outstanding, and (c) 4,332,816 shares of common stock issuable upon exercise of outstanding warrants at exercise prices ranging from $0,01 to $8.25 per share, and (iv) 1,052,317 shares of common stock issuable upon exercise of outstanding options granted pursuant to the Buyer's stock option plans, at exercise prices ranging from $0.07 to $7.84 per share.

                  3.5. Issuance, Sale and delivery of the Shares. When issued and paid for, the Purchase Price Shares to be sold hereunder by the Buyer will be validly issued and outstanding, fully paid and non-assessable.

                  3.6. Exempt Transaction. Subject to the accuracy of the Sellers representations in Article 1.2 of this Agreement, the issuance of the Purchase Price Shares will constitute transactions which are not subject to the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") in reliance upon Regulation S of the Securities Act and the regulations promulgated pursuant thereto, with the exception of Mr. Boulnois. The issuance of the Purchase Price Shares to Mr. Boulnois will constitute a transaction exempt from the registration requirements of Section 5 of the Securities Act in reliance upon Regulation D of the Securities Act and the regulations promulgated pursuant thereto, subject to Mr. Boulnois representations in Article 2.27.

                  3.7. Disclosure. Neither this Agreement, nor any other items prepared or supplied to the Sellers by or on behalf of the Buyer with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

                  3.8. SEC Filings Current and in Compliance. All reports filed by the Buyer with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), when filed, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Buyer has made all filings with the SEC to file any amendment or supplement to any such filings.

                  3.9. No Material Changes. As of the Date of Closing, there has been no material adverse change in the financial condition or results of operations of the Buyer since the filing date of the Buyer's last report with the SEC pursuant to the reporting requirements of the Exchange Act, except for losses from continuing operations.

                                    ARTICLE 4
                              ADDITIONAL AGREEMENTS

                  4.1. Consents and Approvals. The parties shall, and Sellers shall cause the Company to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed on any of them in connection with the transactions contemplated hereby.

                  4.2. Further Assurances. From time to time after the Date of Closing, the Sellers will use all reasonable efforts to obtain any licenses, permits, waivers, consents, authorizations, qualifications and orders of Governmental Entities or other Persons or entities as Buyer shall reasonably request as necessary to enable the Company to continue to enjoy after the Date of Closing the rights and benefits presently enjoyed by the Sellers in the operation of the business conducted by the Company.

                  4.3. Non Competition - Confidentiality.

                  (a) The Sellers, from the present date until the end of a three year period, shall not, in the European Union, the United States of America and Canada, directly or indirectly, own any capital stock or other equity securities of, have any direct or indirect (unless the participation is less than 1% of the capital of a publicly traded company) equity or ownership interest in, or serve as a director, officer, employee, consultant or agent of any individual, partnership, corporation, trust or unincorporated association which competes with, or conducts a similar business as that of the Company or the Buyer, namely the designing, manufacturing and sale of equipment for image guided surgery.

                  (b) The following restrictions shall be applicable to Article
4.3 (a):

                      (i) Mr. Boulnois shall comply with the non-competion obligation of Article 4.3 (a) for all its duration, with the exception that he is authorized to act merely as a consultant in the United States for any medical equipment company;

                      (ii) GEMED shall comply with the non-competion obligation of Article 4.3 (a) for all its duration subject to the continuation by the Company of the existing supply agreements for spare parts between the Company and Audemars Piguet, the parent company of GEMED. GEMED declares that Audemars Piguet undertakes to supply spare parts to the Company after the Date of Closing in a manner and with timetable deliveries consistent with current practices, at reasonable costs, and with the same high level of quality as currently in effect. The termination of all or part of the supply agreements by GEMED or

Audemars Piguet, for any reason whatsoever, shall not cause the anticipated termination of the non-competition obligation of GEMED.

                  (c) The Sellers, from the present date until the end of a three year period, shall not, directly or indirectly, hire present employees of the Company or otherwise induce or encourage them to leave the employment of the Company.

                  (d) The Sellers shall maintain the confidentiality of all information which they obtained or may have obtained with respect to the Company and its business prior to the Date of Closing which is not in the public domain and which they acquired or had access to due to their position as shareholder or director or employee of the Company, save for the disclosure of any such information to which they would be compelled by any Governmental Entity.

                  (e) The Sellers acknowledge and agree that notwithstanding the provisions of Article 6.2, in the event of a violation by any of the Sellers of the provisions of this Article 4.3, the Buyer shall be authorized to file any appropriate judicial action before any court or any tribunal of any jurisdiction to seek an injuction against any of the Sellers as well as any appropriate remedy at law.

                  4.4. Compliance with Rule 144. At the written request of the Sellers at any time and from time to time, the Buyer shall furnish to the Sellers, within three days after receipt of such request, a written statement confirming the Buyer's compliance with the filing requirements of the SEC set forth in SEC Rule 144 as amended from time to time.

                  4.5. Best Efforts to Become S-3 Eligible. The Buyer will use its best efforts to become eligible to file a registration statement on Form S-3 with respect to the sale of the Purchase Price Shares. The Buyer shall use its best efforts to make all required filings of all reports with the SEC pursuant to the Exchange Act.



                                    ARTICLE 5
                          SURVIVAL AND INDEMNIFICATION

                  5.1. Survival. All representations and warranties contained in this Agreement shall survive for three (3) years after the Date of Closing with the exception of the representations and warranties of Article 2.17 (fiscal and labor questions) which will survive for the applicable statutes of limitations. All representations and warranties shall further survive beyond such three-year period (or period of the applicable statutes of limitation) for so long as any claim made during such three-year period (or period of the applicable statutes of limitation) under this Article 5 are not definitively settled. In addition, it is specified that the periods thus defined apply to the notification of the event giving rise to indemnification and not to its judicial or amicable settlement.

                  5.2. Indemnification. The Sellers jointly and severally agree to indemnify and hold harmless the Buyer and/or the Company for the period stipulated in Article 5.1 commencing on the Date of Closing (and for any further period during which a claim for indemnification is pending hereunder) against and in respect of any Damages (as hereinafter defined in Article 5.6) of which the cause predates the Date of Closing and incurred or sustained by either of them as a result of any breach by any Seller of this Agreement, including the representations, warranties and covenants contained herein or in any agreement, document or other instrument delivered pursuant hereto or in connection herewith. No investigation made by or for the Buyer shall affect any representation or warranty of the Sellers contained in this Agreement or the indemnification obligation of the Sellers set forth herein. The Sellers may not be relieved of their indemnification or financial obligations in this agreement by claiming that they did not have knowledge of the facts in question.

                  5.3. Threshold. As concerns all Damages, the Sellers will not be held liable under this Article 5 for the indemnification of the Buyer, unless the total Damages exceed the sum of two hundred thousand (200,000) French francs, in which case the Sellers will be liable for any sums of Damages exceeding FF. 200,000.

                  To determine whether this threshold is met, all sums for which the Sellers are liable pursuant to the provisions of this Agreement shall be aggregated irrespective of when such sums are claimed from the Sellers within the guarantee period defined in article 5.1.

                  5.4. Procedure for Indemnification.

                  (a) The Buyer shall give prompt written notice (within 30 days) to the Sellers of any claim or event known to it which does or may give rise to a claim for indemnification hereunder by the Buyer against the Sellers; provided that the failure of the Buyer to give notice as provided in this Agreement shall not relieve the Sellers of their obligations under this Article 5 to the extent that such failure has not prejudiced the Sellers.

                  (b) In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought against the Company by any Person who is not a party to this Agreement (a "Third Party Claim"), the Buyer shall also give the Sellers copies of any written claims, process or legal pleadings with respect to such Third Party Claim promptly after such documents are received by the Buyer, it being understood that any delay in remitting such documentation by the Buyer shall not relieve the Sellers of their obligations under this Article 5 except to the extent that such failure has prejudiced the Sellers.

                  (c) A Seller may elect to compromise or defend at such Seller's own expense and with such Seller's own counsel any Third Party Claim. If a Seller elects to compromise or defend a Third Party Claim, it shall, within 30 days

(or sooner, if the nature of such Third Party Claim so requires), notify the Buyer of its intent to do so, and the Buyer shall reasonably cooperate in the compromise of, or defense against, such Third Party Claim.

                  Such Seller shall pay the Buyer's actual out-of-pocket expenses incurred in connection with such cooperation including the Buyer's reasonable legal expenses. After notice from a Seller to the Buyer of its election to assume the defense of a Third Party Claim, such Seller shall not be liable to the Buyer under this Article 5 for any legal expenses subsequently incurred by the Buyer in connection with the defense thereof; provided that the Buyer shall have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Buyer if, in the Buyer's reasonable judgment, a conflict of interest between the Buyer and such Seller exists in respect of such claim. If the Sellers elect not to compromise or defend against a Third Party Claim, or fail to notify the Buyer of their election as provided in this Article 5.4, the Buyer may pay, compromise or defend such Third Party Claim at the expense of the Sellers, including the Buyer's reasonable legal expenses. No Seller shall consent to entry of any judgment or enter into any settlement without the written consent of the Buyer (which consent shall not be unreasonably withheld), unless such judgment or settlement provides solely for money damages or other money payments for which the Buyer is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to the Buyer of a release from all liability in respect of such Third Party Claim. The amount of the legal expenses of the Buyer payable by the Sellers shall be included in the maximum indemnification provision set forth in Article 5.6 (b) (vi).

                  (d) If there is a reasonable likelihood that a Third Party Claim may adversely affect the Buyer, other than as a result of money damages or other money payments for which the Buyer is entitled to indemnification hereunder, the Buyer will have the right, after consultation with the Sellers, to have sole control of the defense and settlement of such Third Party Claim notwithstanding the provisions of Article 5.4.

                  5.5. Payment of Amounts Due.

                  (a) In case of a claim by the Buyer under the provisions of this Article 5, the Sellers shall pay the amounts claimed as soon as there is an agreement between them with respect thereto.

                  (b) The Sellers shall be authorized to pay the indemnification due to the Buyer either in cash or in shares of common stock of the Buyer. The value of the shares of common stock of the Buyer shall be determined on the average of the closing price of the shares of the Buyer over the last twenty
(20) trading days immediately preceding the tendering of the Buyer's shares by the Sellers and payment of the damages, as such closing price appears on the Nasdaq stock market or if such shares of common stock of the Buyer are traded on a national securities exchange, as such closing price appears on such exchange. If the Sellers elect to pay the indemnification due to the Buyer in cash (whether in whole or in part), such payment shall be settled by the Sellers in French francs, using the currency exchange rate published in the Wall Street Journal on the date before the Date of Closing (i.e.; USD 1 = FF. 6,1220) .

                  5.6. Definition of Damages - Determination of the Amount of Damages.

                  (a) For purposes of this Article 5, "Damages" shall mean any loss, liability, damage, cost, expense or diminution of assets suffered or incurred by the Company or the Buyer (including, in particular, reasonable attorneys' fees and expenses incurred or actually disbursed in connection with any claim, suit or proceeding brought against the Company or the Buyer) that satisfies the following requirements:

                      (i) Its cause or origin predates the Date of Closing and;

                      (ii) It has not been booked or a provision has not been made adequately in the Financial Statements of the Company.

                  (b) The aggregate amount of Damages payable by the Sellers shall be determined on the basis of the following:

                      (i) The aggregate amount due shall be equal to any damages effectively incurred by the Buyer or the Company, after deduction of any tax benefit or relief relating to such Damage that can be effectively taken by the Company or the Buyer;

                      (ii) The amount to which the Buyer or the Company might otherwise be entitled under the Sellers' indemnification obligation shall be reduced where and to the extent of the net amount of any indemnity paid under any insurance policy to the Company or the Buyer in respect of such Damages;

                      (iii) No indemnity shall be due by the Sellers in respect of any tax audit or claim (other than with respect to penalties or interest arising therefrom) which only modifies the tax period during which a deductible charge or amortisation may be taken, or in respect of any amount deductible or recoverable for VAT, except if such VAT is not deductible or recoverable and except with respect to penalties, fines or interests arising therefrom;

                      (iv) Any supplement of asset or reduction of liabilities of the Company originating before the Date of Closing compared to these shown in the Financial Statements as of June 30, 1997 shall be deducted from the amount of Damages;

                      (v) Any amount due by the Buyer as a result of the provisions of Article 3 shall be offset against the amount of the indemnification payable by the Sellers under this Article 5.

                      (vi) The maximum indemnification payable by the Sellers to the Buyer under this Article 5 shall be limited to 4,800,001.25 US dollars, which is the Purchase Price Shares as determined based on the quoted price at Nasdaq of the shares of Buyer's common stock at the close of the trading day on July 10, 1997 of 7.75 US dollars a share.



                                    ARTICLE 6
                               GENERAL PROVISIONS

                  6.1. Amendment and Waiver. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other parties. No failure by any party to take any action against any breach of this Agreement or default by the other parties shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

                  6.2. Dispute Resolution.

                  (a) Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof (a "Dispute"), shall be finally settled by arbitration in accordance with this
Article 6.2. The arbitration shall be held in Paris, France. The arbitration proceedings shall be conducted in French and English (documents and testimony may be provided in either language), and the award shall be rendered in the French language. The arbitration proceedings and the award shall be kept confidential unless disclosure is necessary in actions to enforce an arbitral award and actions seeking interim or other provisional relief in any court of competent jurisdiction to enforce such award or this Article 6.2.

                  (b) In case of a Dispute, the party deciding to resort to arbitration, (whether the Sellers on the one hand or the Buyer on the other hand), shall inform the other party by registered letter return receipt requested sent to its address set forth in Article 6.5, indicating the name of the arbitrator designated by it. The other party shall have a period of 15 days from receipt of the above-mentioned letter to proceed with the nomination of a second arbitrator. In the event of failure to do so within this time period, the President of the Commercial Court of Paris will do so at the request of the first party to so request, ruling as a judge in summary proceedings. The two arbitrators thus designated shall name a third arbitrator within a period of 15 days from the date of appointment of the second arbitrator. In the event of failure of the arbitrators to agree upon a third arbitrator, this person will be named by the President of the Commercial Court of Paris, who will do so at the request of the first party to so request, ruling as a judge in summary proceedings. The third arbitrator thus appointed will chair the arbitral panel. In case an arbitrator withdraws or is otherwise prevented from acting, he will be replaced following the same method of nomination as that used for the arbitrator who withdraws or is prevented from acting, and this shall be done within a period of one month from his being prevented from acting or his withdrawal. The arbitrators may not be affiliated in any way with the parties or their respective accountants or legal counsel. Each arbitrator shall be fluent in English and French.

                  (c) Subject to the provisions of this Article 6.2, the arbitrators shall conduct the arbitration in accordance with such procedural and evidentiary rules as they may determine and they shall be entitled to hire such experts (such as appraisal firms or certified public accountants) as they may deem appropriate in view of the nature of the dispute submitted to them. The arbitrators shall give written reasons for their award.

                  (d) The hearing shall be held no later than 120 days following the appointment of the third arbitrator and the award shall be rendered no later than 30 days following the close of the hearing, by a majority vote of the arbitrators who shall not be entitled to decide "ex aequo et bono".

                  (e) The parties hereto hereby waive any rights of application or appeal to a court tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions to enforce an arbitral award and actions seeking interim or other provisional relief in any court of competent jurisdiction.

                  (f) The award shall be final and binding upon the parties hereto, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitrator. Judgment upon any award may be entered in any court having jurisdiction.

                  (g) Any monetary award shall be made and promptly payable in U.S. dollars or French francs free of any tax, deduction or offset, and the arbitrator shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

                  (h) This Agreement and the rights and obligations of the parties hereto shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

                  (i) At the request of either party, the arbitrators shall adopt procedures for the arbitration that permit oral examination and oral cross-examination of witnesses.

                  (j) All notices by one party hereto to the other in connection with the arbitration shall be in accordance with the provisions of Article 6.5 hereof.

                  (k) This agreement to arbitrate shall be binding upon the successors and assigns of each party hereto.

                  6.3. Broker's and Finder's Fees. The Sellers hereby represent and warrant to Buyer, and Buyer hereby represents and warrants to Sellers, that no Person or entity is entitled to receive any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby.

                  6.4 Legal fees. Each party will bear its own legal fees and expenses in connection with the transactions contemplated by this agreement.

                  6.5. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  To the Buyer:

                       INTEGRATED SURGICAL SYSTEMS, Inc.
                       829, West Stadium Lane,
                       Sacramento, California, 95834 USA
                       Attention:  Ramesh TRIVEDI
                       Facsimile NO.:  (916) 646 40 75


                       with a copy to:

                       SNOW BECKER KRAUSS P.C.
                       605 Third Avenue
                       New York, N.Y. 10158-0125
                       Attention: Jack BECKER
                       Facsimile No.: (212) 949 70 52

                  (b) For purposes of the performance of obligations under this Agreement, the Sellers designate Mr. Gerard HASCOET and Mr. Georges-Henri MEYLAN as their sole agents (the "Agents"), authorized to represent the Sellers in any of the rights or obligations and with capacity to act jointly or individually. All notices, requests and other communications, in whatever form, pursuant to this Article, shall be addressed only to the Agents at:

                       Mr. Gerard HASCOET
                       10, avenue du Colonel Bonnet
                       75016 Paris, France,
                       Facsimile No: 33 1 42 30 72 44

                       Mr. Georges-Henri MEYLAN
                       Route du Ruisseau 1,

                       1348 Le Brassus, Switzerland,
                       Facsimile No: 41 21 845 14 02

                  6.6. Entire Agreement; Binding Effect. This Agreement and the documents referred to herein (a) constitute the entire agreement and supersede all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by either party (by operation of law or otherwise) without the prior written consent of the other party, except that Buyer may assign, in its sole discretion, any of its rights, interests and obligations hereunder to any affiliate.

                  6.7. Applicable Law. This Agreement shall be governed by and be construed in accordance with French law without reference to its conflicts of laws principles except to the extent that French conflicts of laws principles would apply United States federal and state securities laws and the corporation law of the State of Delaware to questions regarding the issuance and registration of the shares of Buyer's common stock.

                  6.8. Severability. In case any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions, or of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.


                  IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.



INTEGRATED SURGICAL SYSTEMS, Inc.


/s/   Ramesh TRIVEDI                          /s/ Farideh DANEL
--------------------------------              --------------------------------
Name: Ramesh TRIVEDI                          Mrs. Farideh DANEL
Title:   President
and Chief Executive Officer


/s/ Francois DANEL                            /s/ Gerard HASCOET
--------------------------------              --------------------------------
Mr. Francois DANEL                            Mr. Gerard HASCOET


/s/ Jerome LEBON                              /s/ Jean-Luc BOULNOIS
--------------------------------              --------------------------------
Mr. Jerome LEBON                              Mr. Jean-Luc BOULNOIS


/s/ Fernand BADANO                            /s/ Pierre WUERGLER
--------------------------------              --------------------------------
Mr. Fernand BADANO                            Mr. Pierre WUERGLER
                                              (by power of attorney)

/s/ Georges-Henri MEYLAN                      /s/ Enzo FILIPPINI
--------------------------------              --------------------------------
Mr. Georges-Henri MEYLAN                      Mr. Enzo FILIPPINI
                                              (by power of attorney)


/s/ Pierre Angelo BOTTINELLI                  /s/ Gulio MERLANI
--------------------------------              --------------------------------
Mr. Pierre Angelo BOTTINELLI                  Mr. Gulio MERLANI
(by power of attorney)                        (by power of attorney)


/s/ Serge TSCHOPP                             /s/ Raymond BORNAND
--------------------------------              --------------------------------
Mr. Serge TSCHOPP                             Mr. Raymond BORNAND
(by power of attorney)                        (by power of attorney)


/s/ Jacques-Louis AUDEMARS                    /s/ Mohamed DIAB
--------------------------------              --------------------------------
Mr. Jacques-Louis AUDEMARS                    Mr. Mohamed DIAB
(by power of attorney)


GEMED SA

/s/ Georges-Henri MEYLAN
--------------------------------
Name: Georges-Henri MEYLAN
Title: President Directeur
General

                                 LIST OF ANNEXES


Annex A                    Powers of attorney

Annex 1.4 (j)              Legal opinion of Counsel to the Sellers

Annex 2.1                  Constitutive Documents

Annex 2.6                  Financial Statements

Annex 2.11                 Two Certificates of recordation of liens

Annex 2.12                 Intellectual and Industrial Property

Annex 2.13                 Material Contracts

Annex 2.13 (c)             Agreements with ANVAR of July 10, 1996 (one
                           agreement) and March 25, 1997 (two agreements)

Annex 2.13 (d)             Loan agreement with Banque Populaire of November
                           3, 1995, loan agreement with Banque Populaire and with Societe Generale of July 10, 1996 and loan agreement with Societe Generale of March 24, 1997

Annex 2.13 (d)             Grant from COFACE dated October 23, 1995

Annex 2.13 (f)             Employment contracts of all the employees of the
                           Company

Annex 2.13 (g)             Lease agreement in Meylan

Annex 2.14                 List of the largest customers of the Company in
                           terms of sales for the six months ended June 30, 1997 as well as a list of the ten largest suppliers

Annex 2.20                 Regulatory authorizations